UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 17, 2012

Lifevantage Corporation

(Exact Name of Registrant as Specified in Charter)

Colorado	000-30489	90-0224471
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (801) 432-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2012, we entered into an employment agreement effective as of May 17, 2012 with Carrie McQueen, our Chief Financial Officer & Treasurer. Ms. McQueen will continue to serve in such positions under the terms of her employment agreement.

Below is a description of Ms. McQueen’s employment agreement. Such description is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as an exhibit to this report] [a copy of which will be filed with our periodic report for the applicable period.

We agreed to pay Ms. McQueen an annual base salary of $288,500, which is the same amount as her base salary before we entered into her employment agreement. Her employment agreement also provides that Ms. McQueen is eligible to participate in our employee bonus program at the officer level. Any bonus will be paid to her during the first three months of the fiscal year that follows the applicable performance fiscal year. The bonus, if any, will be deemed to have been earned on the date of payment of such bonus and she must be employed through the date of payment in order to receive the bonus.

Ms. McQueen’s employment with us is at-will and either she or we can terminate her employment at any time and for any reason or for no reason, in each case subject to obligations of the parties under the employment agreement. Upon termination of employment for any reason, Ms. McQueen will receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which she is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) her then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”

If Ms. McQueen voluntarily terminates her employment, if we terminate Ms. McQueen’s employment for “cause” (as defined in the employment agreement) or if her employment terminates due to her disability (as defined in the employment agreement), death or presumed death, then she or her estate will be entitled to receive only the Accrued Pay.

If we terminate Ms. McQueen’s employment without cause, she will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company, a covenant not to sue our company and a consulting agreement effective for up to three months after the termination of her employment to assist in promoting a smooth transition of her duties to a new chief financial officer. So long as Ms. McQueen executes and does not revoke the separation agreement, and she remains in full compliance with its terms, she will be entitled to (i) the Accrued Pay, (ii) payments equal in the aggregate to her then annualized base salary, and (iii) an amount equal to the product of (a) 37,500 and (b) the difference between the closing price of a share of our common stock on date of termination of employment and $1.57. The payments referred to in the immediately preceding clause “(ii)” will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment. The payment referred to in the immediately preceding clause “(iii)” will be made as a lump sum at the end of her consulting term.

If, within 12 months after the occurrence of an event constituting a change in control (as defined in the employment agreement), Ms. McQueen’s employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination, then we will pay Ms. McQueen the payments and benefits described in the paragraph above as if her employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Ms. McQueen will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and she will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment agreement by and between Carrie McQueen and Lifevantage Corporation effective as of May 17, 2012

*	Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 17, 2012	Lifevantage Corporation

	By:	/s/ Rob Cutler
Rob Cutler General Counsel

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